UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2010

Southwest Airlines Co.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-7259

Texas	74-1563240
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

P.O. Box 36611, Dallas, Texas 75235-1611

(Address of principal executive offices, including zip code)

(214) 792-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 19, 2010, at the 2010 Annual Meeting of Shareholders of Southwest Airlines Co. (the “Company”), the Company’s shareholders approved the Southwest Airlines Co. Amended and Restated 2007 Equity Incentive Plan (the “Plan”). The Plan provides for grants of stock options, restricted stock, restricted stock units, unrestricted shares of common stock, stock appreciation rights, and phantom shares, including grants in the form of performance awards (collectively, “Awards”). The Plan has been designed to allow for Awards to satisfy the performance-based compensation exception provided for under Section 162(m) of the Internal Revenue Code (the “Section 162(m) Exception”).

The Plan must be administered by the Board of Directors of the Company or by a committee of the Board whose members satisfy the independence criteria established by the Plan. The Board or committee, as applicable, will be referred to as the “committee.” Awards may be granted to any employee or advisor of the Company and any member of the Company’s Board of Directors. The committee generally has the authority to grant Awards on such terms and conditions as the committee, in its discretion, may from time to time determine; however, (i) no Awards may be granted under the Plan after March 17, 2020, and no stock option or stock appreciation right may be exercisable after the expiration of ten years from the date of its grant; (ii) the per share exercise price of any stock option or stock appreciation right may not be less than the fair market value of a share of the Company’s common stock on the date of grant; and (iii) in no event may an award of restricted stock or restricted stock units that has a vesting schedule based on the passing of time have (or be accelerated such that it has) a vesting schedule of less than three years from the date of grant, and no more than 33-1/3 percent of any such Award may vest (or be accelerated such that it vests) on each anniversary of the date of grant; and (iv) in no event may an award of restricted stock or restricted stock units that is structured as a performance award vest (or be accelerated such that it vests) in under one year from the date of grant. The Plan also prohibits repricing of stock options and stock appreciation rights, unless approved by the Company’s shareholders.

The number of shares of common stock that may be issued under the Plan with respect to all types of Awards in the aggregate may not exceed 18 million (the “Plan Limit”), which is an increase of 12 million over the 6 million shares previously reserved for issuance under the original 2007 Equity Incentive Plan. The number of shares of common stock with respect to which stock options, stock appreciation rights, and any other types of awards designed to satisfy the Section 162(m) Exception may be granted in the aggregate to any participant during any calendar year may not exceed 1 million (regardless of whether settled in cash or shares of common stock). In addition, the number of shares of common stock with respect to which unrestricted shares of common stock, stock-settled phantom shares, and awards to non-employee members of the Board may be granted during the term of the Plan may not exceed 5 percent of the Plan Limit.

On May 19, 2010, pursuant to the terms of the Plan, the Compensation Committee of the Company’s Board of Directors granted restricted stock units (“RSUs”) to the Company’s principal executive officer, principal financial officer, and the other executive officers who were “named executive officers” in the Company’s proxy statement for its 2010 Annual Meeting of Shareholders. The number of RSUs granted to these officers was as follows: Gary C. Kelly, Chairman of the Board, President, & Chief Executive Officer: 150,000; Laura H. Wright, Senior Vice President Finance & Chief Financial Officer: 30,000; Ron Ricks, Executive Vice President Corporate Services & Corporate Secretary: 75,000; Michael G. Van de Ven, Executive Vice President & Chief Operating Officer: 90,000; and Robert E. Jordan, Executive Vice President Strategy & Planning: 75,000. In recent years, the Compensation Committee has considered regular discretionary equity grants in February; however, the Compensation Committee did not grant equity in February 2010, in part due to limits in the number of shares available for grant under the original 2007 Equity Incentive Plan. As with this year’s grant of RSUs, in future years, the Compensation Committee intends to continue the practice of considering regular discretionary equity grants on the date of each Annual Meeting of Shareholders.

The RSUs will vest with respect to one-third of the shares covered thereby annually, beginning on May 19, 2011, and will entitle the officers to delivery of one share of common stock for each RSU that vests. On each vesting date, it will be a condition to vesting that the officer has continuously served as an Employee, Board member, or Advisor (each as defined in the Plan) from the date of grant through the vesting date. All unvested RSUs will automatically be forfeited upon termination of the officer’s service.

The foregoing summary of the Plan and the terms of the RSUs does not purport to be complete and is qualified in its entirety by reference to (i) the complete text of the Plan, which has been filed as Exhibit 99 to the Company’s Registration Statement on Form S-8, as filed with the Securities and Exchange Commission on May 20, 2010, and is incorporated herein by reference; and (ii) the complete text of the form of Restricted Stock Unit Notice of Grant and Terms and Conditions, which is filed as Exhibit 99 to this Form 8-K and is incorporated herein by reference. The Plan is also described in detail in the Company’s proxy statement filed with the Securities and Exchange Commission on April 16, 2010.

Item 9.01	Financial Statement and Exhibits

(d)	Exhibits.

99	Southwest Airlines Co. Amended and Restated 2007 Equity Incentive Plan Form of Notice of Grant and Terms and Conditions for Restricted Stock Unit grants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Southwest Airlines Co.

Date: May 21, 2010	By:	/s/ Laura H. Wright
Laura H. Wright
Senior Vice President Finance & Chief Financial Officer

Exhibit Index

Exhibit	Description
99	Southwest Airlines Co. Amended and Restated 2007 Equity Incentive Plan Form of Notice of Grant and Terms and Conditions for Restricted Stock Unit grants.